Lightscape Technologies Reports
Third Quarter FY 2008 Results

HONG KONG, February 15, 2008 – Lightscape Technologies Inc. (OTCBB: LTSC), a provider of innovative lighting design solutions, advanced lighting products and customized energy management solutions, yesterday reported third quarter 2008 operating results.

For the three months ended December 31, 2007, revenue increased to $3.63 million compared to $3.24 million in the prior year. This increase was primarily attributable to increased sales and contract revenue from LED lighting design solutions. Gross profit decreased to $0.70 million compared to $1.93 million in the prior year period. Net loss for the third quarter was $0.55 million, or ($0.01) per diluted share, compared to net income of $0.71 million, or $0.02 per diluted share, in the prior year period.

Bondy Tan, President and CEO of Lightscape Technologies commented, “During the third quarter, we began to see increasing revenue flows from our LED business development activities undertaken during the first half of our fiscal 2008. We are pleased with the results of our business development efforts, and look forward to strengthening our overall revenue and profitability in coming quarters.”

Mr. Tan continued, “Our strongest opportunities for growth ahead will come from turnkey projects within our LED lighting solutions business. New revenue streams are also expected to be generated in coming quarters from our recently launched LED Screen Rental Service, and from our recently formed joint venture with New World Group to rapidly build an LED-based outdoor advertising network in China.”

LED Lighting Solutions

Said Mr. Tan, “We continue to actively pursue LED lighting solutions contracts for several major development projects including commercial property developments in mainland China, Hong Kong and Singapore.”

“During the third quarter, we fulfilled and continued work on several lighting design consultancy contracts which were secured during the first half of the fiscal year. We also actively pursued new design consultancy contracts. Securing design consultancy contracts serves as an opportunity to demonstrate our LED lighting design capabilities, creativity and technical expertise, and also fosters our relationships with the project owners. Our performance and relationships built through these design consultancy contracts strengthens our ability to secure the turnkey supply & build contracts for the projects. During the third quarter, we submitted various tender bids for design consultancy contracts, as well as for turnkey supply & build contracts.”

“One of the key lighting design consultancy contracts we continued to fulfill during the third quarter is for the interior and exterior lighting design for a new high-end commercial, residential and hotel development located in Dalian, China. This landmark project, which is being developed by New World Group, includes 2.3 million square feet of hotel, residential and office complexes. We are optimistic that our work on the design consultancy contract will enable our company to secure supply & build contracts for this project in the near future, which would lead to revenue generation from multiple phases of this major project over the coming years.”

“During the third quarter, we also continued to fulfill a lighting design consultancy contract a new high-end mixed-use development located on Huai Hai Zhong Road in Shanghai. The development project includes 2.7 million square feet of luxury mall, residential and office complexes. A key component of the project’s luxury-styled commercial and residential elements will be the application of architecturally appealing LED lighting systems which our company has been contracted to design, including an elegant yet vibrant exterior facade. We are optimistic that our work on the design consultancy contract will enable our company to secure additional contracts for this project, which would lead to revenue generation from the multiple phases of this project over the coming years. The development, scheduled to open in 2010, is owned by Hong Kong-listed company Sun Hung Kai Properties Ltd.”

“In the third quarter, we continued to deliver upon an initial supply & build contract with Hong Kong's K11 Hanoi Road development. We completed the design and installation of a 3 meter x 1.7 meter LED video wall, surround sound speaker system, control system, cables and peripheral accessories within the K11 main showroom. Our ongoing work under this contract involves the design and installation of a 35 square meter LED video wall (approximately 7 meter x 5 meter) located at the flyover within the property's shopping mall. We anticipate that our work under this initial supply & build contract may lead to additional contracts in the near future with K11 for the supply & build of our LED lighting solutions throughout other areas of the property, such as the distinctly designed rooftop. K11 Hanoi Road is a high-end redevelopment project located on Hong Kong's Victoria Harbour. The project includes a 384-room hotel, 36 storeys of luxury residential condominiums, 265,000 square feet of retail shopping space and 13,000 square feet of public space. The K11 development is owned by Hong Kong-listed company New World Development Company Limited, part of the New World Group.”

“During the third quarter, we also began work to provide LED lighting installations for the new W Hotel Hong Kong. Lightscape designed and is supplying LED-based “W” logos for the property, as well as LED-based glass and software controllers for installation into the hotel elevators. The W Hotel Hong Kong is an ultra-chic 393-room waterfront hotel located in West Kowloon, Hong Kong. The development, scheduled to open in mid-2008, is owned by Sun Hung Kai Properties Ltd.”

“In the third quarter, we secured a contract for the installation of an indoor LED video wall and related hardware and software for the Renaissance Harbour View Hotel in Hong Kong. The LED video wall will be 1.3 meters X 3.2 meters in size. The agreement also enables Lightscape to share a portion of the advertising revenue generated by the LED video wall. The Renaissance Harbour View Hotel is an 860-room hotel majority owned by New World Development Company Limited.”

“During the third quarter, we continued work under a contract for the design and installation of a mega-sized outdoor LED panel on the pedestrian overpass of the Beijing New World Centre. This LED panel will be 5.5 meters in height and 48 meters wide, or 264 square meters in total area. Beijing New World Centre, which is owned by the New World Group, contains an upscale 5-storey shopping mall, two office towers, residential units and a hotel.”

“Additional contracts secured during the third quarter include a design and build contract to provide LED lighting solutions for the outside facade wall of Beijing Bo Ting, a shopping center in Beijing under the New World Group, and a lighting design consultancy contract for work with two hotels located in Singapore.”

“During the third quarter, we were awarded a contract for the supply and installation of a 1.2 meter X 1.5 meter LED screen for the Victoria International School in Hong Kong. Although a relatively minor contract for us, it demonstrates the end-to-end services Lightscape provides to its customers. In addition to the design and supply of the LED screen itself, our work encompasses comprehensive services including making all required modifications to the building’s existing interior, mechanical and electrical work, structural support, cabling, installation of all peripheral hardware and set up of our Lightscape LED Multimedia and Video Control System for the authoring and playback of the content to be displayed on the LED screen. Providing this comprehensive range of services required to complete all aspects of an installation sets Lightscape apart from its competition.”

“In the third quarter, we fulfilled a contract for the supply and installation of 36 square meters of our LED FX Glass product across the ceiling of Hair Corner, a prominent beauty salon chain in Hong Kong. LED FX Glass is an advanced decorative LED panel capable of displaying vivid patterns, images, animation and video on a textured glass surface. Our work also included the installation of two large-sized LED screens at the location. We believe this project to be an innovative and pioneering application of LED technology for retail outlets in Hong Kong, and a key showpiece of Lightscape’s capabilities.”

LED Screen Rental Service

Mr. Tan continued, “During the third quarter, Lightscape launched its new LED Screen Rental Service. The surging demand for rentals of audio-visual and LED equipment in Greater China and SE Asia, driven in part by the coming 2008 Beijing Olympics, provides strong support for our entry into this business. The main products that Lightscape offers for its LED Screen Rental Service are LED panels, LED video walls, LED billboards, LED logos, digital control systems and related peripheral equipment. The primary users and target applications for our LED Screen Rental Service include advertising companies, architects, real estate developers, hotel and casino owners, corporate events, live performances, and television and film production houses. We fulfilled several contracts for our LED Screen Rental Service during our third quarter, and look forward to growing our revenues from this new business segment in our fourth quarter and beyond.”

“We recently signed our first contract for the rental of an LED screen in Hong Kong specifically targeted for advertising purposes. This contract, signed with a subsidiary of the New World Group, is expected to generate recurring LED screen advertising revenues for Lightscape within the near future. We have also been engaged to design LED screens for advertising purposes for another New World Group property in Beijing. We look forward to leveraging our strong relationship with the New World Group and working with them as a key client to rapidly build up our LED Screen Rental Service for advertising purposes.”

LED-Based Outdoor Advertising Network in China

Said Mr. Tan, “We are rapidly ramping-up our efforts under our recently announced joint venture to build an LED-based outdoor advertising network in China. Phase one of the ramp-up targets the installation of 10 LED screens by the end of calendar year 2008. These initial screens will be primarily located in Beijing and other tier one cities in China, in large part to capitalize on the advertising opportunities generated by the 2008 Beijing Olympic Games. An additional 15 LED screens are targeted to be installed in other China tier one cities during calendar year 2009.”

Other Initiatives

“The exposure of our state-of-the-art LED lighting solutions and products to potential customers and strategic partners continues to gain momentum. To carry forward this momentum, we plan to attend other prominent LED lighting and general lighting industry conventions, including Light Middle East in Dubai in May 2008.”

“To support our sales and marketing efforts, we opened a showroom in our Hong Kong headquarters to demonstrate our lighting design creativity, technical expertise and cutting-edge LED products to existing and potential customers. The showroom is expected to enhance our sales ability across our various business segments.”

Mr. Tan concluded, “Overall we are pleased with the initiatives we have undertaken and the progress we have achieved, particularly within our core LED lighting solutions business, our new LED Screen Rental Service and our new joint venture to build an outdoor LED-based advertising network in China. We have built strong relationships with the major real estate developers and property owners in Greater China, including New World Group and Sun Hung Kai Properties Ltd. We are building solid foundations for future revenue growth within key segments of our business, including revenue streams that are expected to be recurring, while also maintaining a strong focus on enhancing overall profitability. We remain excited about our growth prospects ahead and expect the results of our efforts to build momentum during our fourth quarter.”

Additional information regarding Lightscape Technologies’ financial performance can be found in the financial tables below and in the company's Quarterly Report on Form 10-QSB.

About Lightscape Technologies

Lightscape Technologies Inc. (OTCBB: LTSC) delivers innovative lighting design solutions, advanced lighting products and customized energy management solutions. Through wholly owned subsidiary Lightscape Technologies (Greater China) Limited, Lightscape Technologies designs, markets and sells

LED-based lighting systems, licenses proprietary LED digital controller software, and provides LED screen rentals. Through subsidiary Beijing Illumination (Hong Kong) Limited, Lightscape Technologies manufactures and sells HID (High-Intensity Discharge) lighting products and Ultra High-Pressure Mercury Lamps. Through wholly owned subsidiary Tech Team Development Limited, Lightscape Technologies provides total energy management products and solutions which optimize energy consumption, lower costs, and enhance competitiveness for clients. Our headquarters are in Hong Kong, and we have offices in Singapore, China and Macau. For additional information, please visit www.lightscapetech.com.hk

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Lightscape's expectations, and Lightscape expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, risks in product development and market acceptance of and demand for the company’s products and services; risks of downturns in economic conditions generally; risks of intellectual property rights associated with competition and competitive pricing pressures; risks of foreign sales and high customer concentration; risks related to Lightscape’s and its subsidiaries’ ability to secure supply & build contracts with project developers in mainland China, Singapore, Macau and Hong Kong; Lightscape’s and its subsidiaries’ ability to collect all revenues under existing contracts and/or to obtain additional contracts with project developers in mainland China, Singapore, Macau and Hong Kong; risks related to Lightscape’s and its subsidiaries’ ability to secure sufficient working capital in order to deliver upon new supply & build contracts and/or LED Screen Rental Service contracts with project developers in mainland China, Singapore, Macau and Hong Kong; risks related to Lightscape’s joint venture’s ability to secure contracts for the installation of large LED screens in Beijing and Greater China; and other factors which may cause the actual results, performance or achievements of Lightscape Technologies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

(financial tables to follow)

LIGHTSCAPE TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Expressed in US dollars

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	$	$	$	$
Revenues:
Sale of energy saving products	-	84,950	35,688	482,596
Sale of lighting source products	639,336	870,008	1,864,629	3,825,098
Sale and contract revenue of lighting
design solutions
- Sales	1,114,215	1,928,020	1,137,457	1,928,020
- Contract revenue	1,856,557	358,281	1,856,557	5,471,374
Rental income	5,141	-	5,141	1,285
Commission and service income	12,150	-	35,717	28,278
Sales-type lease income	3,510	1,947	5,160	10,498
Total net revenues	3,630,909	3,243,206	4,940,349	11,747,149

Cost of revenues:
Sale of energy saving products	-	(30,603)	(17,770)	(405,964)
Sale of lighting source products	(444,509)	(443,719)	(1,292,931)	(1,923,546)
Sale and contract revenue of lighting
design solutions
- Sales	(940,864)	(687,045)	(1,028,341)	(687,045)
- Contract costs	(1,541,911)	(146,242)	(1,541,911)	(3,476,466)
Rental income	-	-	-	(632)
Commission and service income	-	(5,182)	-	(9,036)
Total cost of revenues	(2,927,284)	(1,312,791)	(3,880,953)	(6,502,689)

Gross profit	703,625	1,930,415	1,059,396	5,244,460

Amortization of intangible assets	(180,131)	(180,131)	(540,393)	(507,508)
Selling and marketing expenses	(149,977)	(185,379)	(510,288)	(521,490)
General and administrative expenses	(952,589)	(736,715)	(2,843,461)	(2,421,217)

(Loss) profit from operations	(579,072)	828,190	(2,834,746)	1,794,245
Interest expense	(1,903)	(80,130)	(397,548)	(247,019)
Interest income	3,620	1,208	39,083	4,467
Other income	5,440	8,184	55,899	424,630
Gain on redemption of redeemable
convertible notes and options	-	-	194,968	-
Equity share of the result of joint venture	-	-	-	64,710

(Loss) profit before income tax and
minority interests	(571,915)	757,452	(2,942,344)	2,041,033
Income taxes	-	(63,611)	-	(266,415)

Net (loss) profit before minority interests	(571,915)	693,841	(2,942,344)	1,774,618
Minority interests	19,988	20,184	77,783	(166,043)

Net (loss) profit attributable to
shareholders of the Company	(551,927)	714,025	(2,864,561)	1,608,575

(Loss) profit per share
- Basic	(0.01)	0.02	(0.07)	0.05

- Diluted	(0.01)	0.02	(0.07)	0.05

Weighted average number of common
shares outstanding
- Basic	44,584,019	34,799,599	40,797,592	32,991,551
- Diluted	44,584,019	34,799,599	40,797,592	32,991,551

LIGHTSCAPE TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Expressed in US dollars

	December 31,	March 31,
	2007	2007
	(Unaudited)	(Audited)
	$	$
ASSETS
Current assets:
Cash and cash equivalents	464,412	4,117,107
Trade receivables, net of allowance for doubtful accounts
of $413,082 on December 31, 2007 and $413,082 on March 31, 2007	4,393,569	4,823,265
Costs and estimated earnings in excess of billings on uncompleted
contracts	892,547	-
Net investment in sales-type leases – current portion	263,379	196,501
Prepaid expenses and other current assets	1,549,360	2,246,172
Inventories	3,849,364	1,708,020

Total current assets	11,412,631	13,091,065

Intangible assets, net	3,579,729	4,280,612
Goodwill	4,653,437	5,003,437
Plant and equipment, net	3,982,607	4,162,554
Construction in progress	1,716,938	1,715,141
Net investment in sales-type leases – non-current portion	211,278	329,238
Other investments, net of write-off amount
of $31,516 on December 31, 2007 and $31,516 on March 31, 2007	-	-

	14,143,989	15,490,982

TOTAL ASSETS	25,556,620	28,582,047

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	3,772	3,678
Options	-	2,619,000
Trade payables	2,725,968	2,973,388
Amount due to a director	1,451,868	39,846
Amount due to a shareholder	45,161	46,546
Accrued expenses and other current liabilities	1,113,939	1,172,812
Obligations under capital leases – current portion	1,774	1,774
Income tax payable	355,902	396,719

Total current liabilities	5,698,384	7,253,763

Non-current liabilities:
Obligations under capital leases – non-current portion	5,765	6,947
Redeemable convertible notes	-	147,047

Total non-current liabilities	5,765	153,994

Total liabilities	5,704,149	7,407,757
Minority interest	1,788,133	1,865,916

COMMITMENTS AND CONTINGENCIES (see Notes 17 and 18)

Shareholders' equity:
Common stock
Authorized:
800,000,000 common shares, par value $0.001 per share
100,000,000 preferred shares, par value $0.001 per share
Issued and outstanding:
46,501,410 common shares at December 31, 2007 and 37,451,410
at March 31, 2007	46,501	37,451
Additional paid-in capital	25,773,583	24,139,333
Other reserves	28,944	28,944
Accumulated other comprehensive income	299,766	322,541
Accumulated deficit	(8,084,456)	(5,219,895)

Total shareholders' equity	18,064,338	19,308,374

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	25,556,620	28,582,047